SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  / /

Filed by a party other than the registrant  /x/

Check the appropriate box:

   / /   Preliminary proxy statement      / /   Confidential, for Use of the
                                                Commission Only (as permitted by
   / /   Definitive proxy statement             Rule 14a-6(e)(2))

   / /   Definitive additional materials

   /x/   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       GREAT WESTERN FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            H. F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road, Irwindale, California  91706 * (818) 814-7922


FOR IMMEDIATE RELEASE                           CONTACTS:
---------------------                              Media: Mary Trigg
                                                          (818) 814-7922
                                                Investor: Steve Swartz
                                                          (818) 814-7986


                      AHMANSON ANNOUNCES INTENT TO COMMENCE
                        EXCHANGE OFFER FOR GREAT WESTERN


      IRWINDALE, CA, May 12, 1997 -- H. F. Ahmanson & Company (NYSE:AHM) today announced that it intends to commence an exchange offer for all outstanding shares of Great Western Financial Corporation (NYSE:GWF) thereby enabling Great Western stockholders to directly express their views on the merits of the Ahmanson merger proposal. Accordingly, Ahmanson is proceeding to file with the Securities and Exchange Commission (SEC) documents relating to an exchange offer for all outstanding shares of Great Western Financial and intends to commence such an exchange offer as soon as the SEC declares effective the exchange offer registration statement.

      As a result of Ahmanson's exchange offer, Great Western stockholders will be able to tender their shares at the exchange ratio set forth in Ahmanson's March 17 proposal. Under those terms, as of the close of market last Friday, Ahmanson would exchange 1.2 shares of its common stock for each share of Great Western common stock, representing an implied value of $ 47.25 per share.

      Chairman and Chief Executive Officer Charles R. Rinehart stated, "Ahmanson's decision to move to the exchange offer gives Great Western stockholders an opportunity to express their support for our merger proposal. We are confident that our offer represents superior value for Great Western stockholders.

      "We have no doubt that our proposed merger creates a more efficient institution with a far stronger market position than a Great Western-Washington Mutual combination. Despite all this, the Great Western Board has repeatedly refused to discuss our proposal, has obfuscated the facts and issues concerning our proposal, and has established a record of disregard of the will and well-being of its stockholders.

      Under the terms of the exchange offer, Great Western stockholders will receive, tax-free, not less than 1.10 and not more than 1.20 common shares of Ahmanson for each common share of Great Western. The exchange ratio will be fixed within that range by dividing $50 by the average closing price of Ahmanson common stock during the 20 trading day period ending on the third trading day preceding the expiration date of the offer, or as otherwise agreed in connection with entering into a merger agreement with Great Western.

      Ahmanson anticipates that its exchange offer will be subject to customary conditions. Those conditions and the expiration date of the exchange offer will be announced at the time the offer is commenced.

      Ahmanson stated that it expects the contemplated timing of its proposed transaction to remain unaffected by the exchange offer. Ahmanson further stated that it expects that if the holders of a majority of Great Western shares do not support the Washington Mutual proposed merger that the Great Western directors would be compelled by their fiduciary duty to deactivate the Great Western "poison pill" once a majority of the outstanding shares are tendered.

      H. F. Ahmanson & Company, with more than $48 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

       SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF") COMMON STOCK
        HELD BY H. F. AHMANSON & COMPANY ("AHMANSON"), ITS DIRECTORS AND
       EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF
          AHMANSON AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
         CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND GWF

Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt non-binding resolutions of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer),
Madeleine A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A.
Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

As of May 9, 1997, Ahmanson is the beneficial owner of 3,560,500 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

Other than set forth herein, as of May 9, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation.
Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of May 7, 1997, CSFB held a net short position of 4,276 shares of GWF common stock and Montgomery held no shares of GWF common stock.

Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

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